Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Senior Vice President
Corporate Secretary
(631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. REPORTS
SECOND QUARTER 2006 EARNINGS

(Bridgehampton, NY - July 21, 2006) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), today reported financial results for the second quarter of 2006. Highlights for the six months ended June 30, 2006 and for the quarter include:

- net income of $3,977,000 or $0.64 per diluted share for the first six months of 2006, and $2,038,000 or $0.33 per diluted share for the second quarter 2006;

- a consistently strong net interest margin at 5.0% for the six month period ended June 30, 2006;

- loan growth of 2.7% for the six month period ended June 30, 2006 over the same period last year;

- continued superior credit quality;

- returns on average equity and average assets of 17.04% and 1.51% respectively for the six month period ended June 30, 2006;

- declaration of a regular quarterly cash dividend of $0.23 per share for the quarter, and $0.46 for the first 6 months of 2006;

- regulatory approval of The Bridgehampton National Bank’s 13th branch office, which will be located on the North Fork of Long Island, in Cutchogue, NY; and

- the appointment of Howard H. Nolan to the position of Senior Executive Vice President and Chief Operating Officer.

Thomas J. Tobin, President and Chief Executive Officer, Bridge Bancorp, Inc. commented on the Company’s year to date and quarterly financial results, “The Bank has not been immune to the industry trend of consumers and businesses moving funds from traditional low interest rate accounts to other higher yielding alternatives including various online offerings and other financial products. Over the past two years, rapidly rising short term interest rates reached a level considered pivotal to a shift in consumer behavior toward taking advantage of higher yielding investment products. All the while, intense competition in our marketplace for both deposits and loans continued.

“The yield curve environment was largely unimproved this quarter, resulting in apparent near term challenges managing the balance sheet. The combination of a decline in core deposits and the flat yield curve, the difference between long and short term interest rates, continues to compress our net interest margin putting pressure on earnings growth.”

Income Statement
Net income for the six month period ended June 30, 2006 was $3,977,000, decreasing 13.1% from $4,575,000 for the first six months of 2005. Diluted earnings per share for the six month period ended June 30, 2006 were $0.64, a decrease of $0.09, or 12.3% from $0.73 per diluted share for the first six months of 2005. During the first quarter, the Company repositioned a portion of the available for sale investment securities portfolio resulting in a net loss of $257,000. Net income for the three months ended June 30, 2006 was $2,038,000, a decrease of $287,000 from net income of $2,325,000 for the same period last year. Diluted earnings per share for the second quarter 2006 were $0.33, a decrease of $0.04, or 10.8% from $0.37 per diluted share for the second quarter of 2005.

Rising short term interest rates resulted in increased interest expense as interest bearing liabilities were repriced to foster core deposit retention, while at the same time, asset yields remained constricted by the flat yield curve. Non-interest expense increased 8.7% for the first six months of 2006 largely due to increased costs of salaries and employee benefits programs.

Balance Sheet
Mr. Tobin continued, “We remain committed to building a strong balance sheet that will deliver high quality earnings. Although total assets declined 5.7% to $525,443,000 at June 30, 2006 compared to the same date last year, loan originations continued to exceed core deposit growth in the second quarter of 2006 funded primarily with proceeds from maturities of investment securities, secondary funding sources, and increased public fund deposits.

“We are recognizing the benefits of the expansion and redeployment of the Bank’s lending officers late last year with increased loan activity. Loan growth, particularly in commercial mortgages, was healthy. We have seen the pace of credit activity continue to pick up, reversing last year’s trend.

“Our geographic markets are witnessing extremely aggressive deposit pricing as competitors recognize the richness and growth potential of eastern Long Island.” For the six months ended June 30, 2006 average demand deposits increased $6,469,000, or 3.8%, representing 37.9% of average deposits. Total deposits at June 30, 2006 decreased 10.5% to $452,735,000 versus $505,995,000 at the same date for the prior year. Demand deposits at June 30, 2006 totaled $183,065,000, comprising 40.4% of total deposits at that date.

Asset Quality
Credit quality remains strong through June 30, 2006. As such, no provision to the allowance for loan losses was required during the second quarter 2006.

Opportunities
The new Southampton Village facility is expected to open during the fourth quarter 2006, enhancing Bridgehampton National Bank’s presence in the market. The Bank’s Westhampton Beach branch deposits exceeded $6.6 million at June 30, 2006, of which 67.2% represents low cost demand deposits. The Company’s continued plan for expansion will both broaden its footprint and strengthen its franchise value. A fourth quarter 2006 opening of the Cutchogue branch office is anticipated. In addition, the Bank is currently in the process of finalizing a lease agreement for its first branch location in the Town of Brookhaven.

The Bank continues to differentiate itself as the local bank for local businesses, and we see new business development opportunities resulting from recently announced acquisitions by competitors within our markets. We also look toward new technologies, such as remote deposit capture, to offer further opportunity to penetrate existing and new markets. During the second quarter 2006, the Bank introduced new consumer deposit products with the objectives of promoting deposit growth among existing and new customers, as well as supporting customer retention.

In June, the Company announced the appointment of Howard H. Nolan to the position of Senior Executive Vice President, Chief Operating Officer. Mr. Nolan brings additional talents, strategic thinking and analytical and leadership strengths to the Company’s management team. He is respected and valued, both within the Company and among the Long Island business community, for his commitment to outstanding achievement, his high ethical standards and his results orientation.

Mr. Tobin concluded, “This is an exciting time at our Company. Asset quality, a sound capital position, our service differentiation and community orientation all position Bridge Bancorp, Inc. to implement growth strategies that will result in the continued return of long term value to shareholders.”

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of approximately $525 million, the Bank operates in markets throughout eastern Long Island. The Bank, established in 1910, provides services to local businesses, consumers and municipalities. Continuing a rich tradition of involvement in the community, the Bank supports programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts. In June 2006, Bridgehampton National Bank was recognized by Southampton Youth Services (SYS) for its service to the community when it was selected as the honoree of the SYS annual gala. SYS is a community recreation center, established through a cooperative effort of the local business community and the Town of Southampton.

The Bridgehampton National Bank provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Bridge Abstract LLC brokers title insurance services. The Company’s primary market area includes the South and North Forks of eastern Long Island, extending westward to Brookhaven Town. BNB currently operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach. A fourth quarter opening of BNB’s Cutchogue, NY branch is scheduled.

Attached to this release are selected financial highlights for the second quarter and first six months of 2006.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	June 30,	December 31,	June 30,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$12,884	$15,675	$46,292
Investment in debt and equity securities, net:
Securities available for sale, at fair value	175,821	182,801	182,551
Securities, restricted	1,391	1,377	2,169
Securities held to maturity	1,987	10,012	5,951
Loans	311,011	302,264	302,838
Less: Allowance for loan losses	(2,386)	(2,383)	(2,410)
Loans, net	308,625	299,881	300,428
Banking premises and equipment, net	16,483	15,640	14,211
Accrued interest receivable and other assets	8,252	8,058	5,719
Total Assets	$525,443	$533,444	$557,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$183,065	$190,426	$194,402
Savings, N.O.W. and money market deposits	231,754	233,728	253,861
Certificates of deposit of $100,000 or more and other time deposits	37,916	43,871	57,732
Overnight borrowings	24,300	14,500	-
Other liabilities and accrued expenses	4,117	4,268	3,585
Total Stockholders' Equity	44,291	46,651	47,741
Total Liabilities and Stockholders' Equity	$525,443	$533,444	$557,321

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended June 30,	Three months ended June 30,	Six months ended June 30,	Six months ended June 30,
	2006	2005	2006	2005

Interest income	$7,674	$7,004	$15,229	$13,916
Interest expense	1,882	1,033	3,458	1,949
Net interest income	5,792	5,971	11,771	11,967
Provision for loan losses	-	150	-	150
Net interest income after provision for loan losses	5,792	5,821	11,771	11,817

Other income	1,260	1,287	2,256	2,245
Net security gains (losses)	-	52	(257)	115
Other expenses	4,073	3,645	7,842	7,213
Income before income taxes	2,979	3,515	5,928	6,964

Provision for income taxes	941	1,190	1,951	2,389
Net income	$2,038	$2,325	$3,977	$4,575
Basic earnings per share	$0.33	$0.37	$0.64	$0.73
Diluted earnings per share	$0.33	$0.37	$0.64	$0.73
Weighted average common shares	6,177	6,254	6,190	6,256
Weighted average common and common equivalent shares	6,205	6,307	6,218	6,308